Exhibit 99.1

American Energy Development Confirms Spud Date for the New Cremer 1-1 Well on the Dansville Prospect

NEW YORK, NY – April 10, 2012 - American Energy Development Corp. (AED, OTCBB:AEDC) has received notification of the arrival date of the drilling rig and proposed spud date for the Cremer 1-1, on the 1,343 acre Dansville Prospect in Southern Michigan.

With dirtwork on the site location underway in preparation for the start of drilling, the drilling rig has been secured to arrive on the 1,343 acre Dansville Prospect with a spud date for the week commencing April 16th, targeting the Niagaran oil reef structure.

Applying proprietary drilling techniques on the reef structure, AED plans to target areas of highest porosity, which the company believes will contain the best potential for both highest production rates and recoverable resources. Using the same drilling contractor as used for the Brown 2-12 for the development of the Cremer 1-1 well, and deploying a conventional rotary drilling rig under a turn-key contract, a vertical well will be drilled to a depth of ~4,500 feet, a similar depth to the company’s initial well on the Dansville Prospect, Brown 2-12. The drilling stage is expected to take 10-14 days to reach drilling total depth.

Historical records of the Niagaran reef production in Michigan confirm over 4,200 wells being drilled targeting reef formations, and producing a total of 472 million barrels of oil and 2.8 trillion cubic feet of natural gas, with development of reef trends driven by Royal Dutch Shell, BP and ExxonMobil. According to a recent USGS report on the basin, the recoverable reserves are in excess of 1.8 billion barrels of oil, and 17 trillion cubic feet of natural gas.

“We are working with the same team on our second Dansville Prospect well,” said Joel Felix, CFO of AED. “Both teams learned a great deal working together on Brown 2-12, our successful initial well on the Dansville prospect.. With this confirmation that the rig will be on site shortly with a planned spud date of the second week of April, we remain on schedule with the development of Cremer 1-1.”

To receive further information about American Energy Development Corp., contact (855) OIL-AEDC or email ir@aed-corp.com.

About American Energy Development Corp.

American Energy Development Corp. is an independent US energy company, committed to creating American energy independence through the development of acreage in established oil and gas basins. Using the latest geological, geophysical, and environmental technology, the Company's goal is to locate, drill, and produce oil and gas in the United States and secure regions. American Energy Development's focus is on the development of Niagaran oil reefs in Michigan and the underexplored onshore basins in the United Kingdom.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks associated with drilling and production programs resulting from geological, technical, drilling, seismic and other unforeseen problems; unexpected results of exploration and development drilling and related activities; continued availability of capital and financing; increases in operating costs; risks associated with oil and gas operations in general; availability of skilled personnel; unpredictable weather conditions; and other factors listed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors - The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only reserves that comply with the definitions presented at Rule 4-10(a) of Regulation S-X. We use certain terms in this press release that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" “reserves” and “resources” among others. U.S. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and Form S-1, File No. 333-169014, available from us at American Energy Development Corp., 1230 Avenue of the Americas, 7th Floor, New York, NY 10020.

Company Contact:
American Energy Development Corp.
Joel Felix, Chief Financial Officer
Tel 646-756-2851
info@aed-corp.com

Investor Contact:
Justin Vaicek
Liolios Group, Inc.
Tel (855) OIL-AEDC (645-2332)
ir@aed-corp.com